SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


   Date of Report (Date earliest event reported) July 14, 1998


Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.
1-11299      ENTERGY CORPORATION                     72-1229752
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana 70113
             Telephone (504) 529-5262


1-2703       ENTERGY GULF STATES, INC.               74-0662730
             (a Texas corporation)
             350 Pine Street
             Beaumont, Texas 77701
             Telephone (409) 838-6631

Item 5.   Other Events

Louisiana

      Pursuant to an agreement approved by the Louisiana Public

Service Commission ("LPSC") on July 14, 1998, Entergy Gulf

States, Inc. agreed to implement a prospective $18 million annual base rate reduction for its 320,000 Louisiana retail customers.

The reduction, which does not affect Entergy Gulf States, Inc.'s pending proceedings of its second and third earnings reviews filed in May of 1995 and 1996, respectively, will go into effect on July 29, 1998.


Texas

    On July 22, 1998, the Public Utility Commission of Texas

("PUCT") entered a final order in Entergy Gulf States, Inc.'s current rate case.  The decision will result in a $122 million annual rate reduction, offset by recovery of accounting order deferrals, resulting in a net reduction of approximately $81 million per annum through May 1999.  The order also imposes a rate refund of approximately $82 million retroactive to June 1,

1996.  The order disallows recovery through rates by Entergy Gulf

States of $49 million of the charges for services provided by

Entergy affiliates, and provides a rate incentive for Entergy

Gulf States to improve service quality.

     The PUCT, in issuing this order, rejected the previously

reported settlement agreed among Entergy Gulf States, Inc. and a majority of the other constituencies represented in the rate proceeding.  The settlement agreement, which had been revised once for the purpose of gaining broader support, was never

approved by the Texas cities which have original rate regulation jurisdiction over Entergy Gulf States, Inc.

     Entergy Gulf States, Inc. will actively pursue the avenues available to it to request a rehearing and/or appeal of the

PUCT's decision in the rate proceeding.

     On March 13, 1998, on remand from the Supreme Court of

Texas, the PUCT ruled by a vote of two to one that Entergy Gulf

States should not be allowed to recover in rates any of the $1.4 billion of abeyed costs associated with its Texas jurisdictional investment in River Bend.  These costs have been held in abeyance since 1988, during which time they have been the subject of

appeals by Entergy Gulf States.  Entergy Gulf States filed a motion for rehearing on this issue with the PUCT on April 2,

1998.  The motion was denied by the PUCT by order dated July 8,

1998.  Entergy Gulf States has appealed the PUCT's decision on this matter in the Texas courts.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ENTERGY CORPORATION
                              ENTERGY GULF STATES, INC.


                              By:    /s/ Louis E. Buck
                                   Louis E. Buck
                                   Vice President, Chief Accounting Officer
                                    and Assistant Secretary



Dated:  July 24, 1998